Exhibit 99.1

KULR Technology Group to Ring New York Stock Exchange Closing Bell on July 09, 2021

SAN DIEGO / ACCESSWIRE/ July 06, 2021 / KULR Technology Group Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion battery safety and thermal management technologies, today announced that it will be ringing the closing bell on the New York Stock Exchange in celebration of the successful completion of its recent up listing to the NYSE American exchange. The market closing ceremony will occur on Friday, July 09, 2021 at 4:00 p.m. EDT and will be available for viewing on the NYSE Bell website. Michael Mo, Co-Founder and CEO of KULR Technology Group, Inc., along with members of the company’s leadership team, will be ringing the bell to mark this milestone.

“It’s truly an honor to mark the beginning of our next chapter as a public company by ringing the NYSE closing bell,” said KULR CEO, Michael Mo. “We couldn’t be more excited about our prospects serving the world of e-mobility and energy storage at a time when the world is entering into an electrification revolution. We will continue to innovate with our space-proven technologies to make batteries and electronics cooler, lighter and safer”

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company's roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 19, 2021. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

Derek.Newton@KULRTechnology.com

Investor Relations:

KULR Technology Group Inc.

Main: (888) 367-5559

IR@KULRTechnology.com